Exhibit 10.4

AMENDMENT AND RESTATEMENT OF

THE FIRST NATIONAL BANK OF MIFFLINTOWN

OFFICER GROUP TERM REPLACEMENT PLAN

THIS PLAN is adopted this 14th day of August, 2001, by and between THE FIRST NATIONAL BANK OF MIFFLINTOWN, a nationally-chartered commercial bank located in Mifflintown, Pennsylvania (the “Company”) and the Participant selected to participate in this Plan (the “Participant”).

BACKGROUND

On August 19, 1997, the Company entered into THE FIRST NATIONAL BANK OF MIFFLINTOWN OFFICER GROUP TERM REPLACEMENT PLAN. The Company now desires to amend and restate the plan for the purpose of updating all the terms and provisions contained therein. Therefore, the AMENDMENT AND RESTATEMENT OF THE FIRST NATIONAL BANK OF MIFFLINTOWN OFFICER GROUP TERM REPLACEMENT PLAN (the “Plan”) shall rescind and replace the existing plan.

INTRODUCTION

The Company wishes to attract and retain highly qualified executives. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Company will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1 “Change of Control” shall mean any of the following:

(A) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20 percent of the combined voting power of the Corporation’s then outstanding securities or announces a tender offer or exchange offer for securities of the Corporation representing more than 20 percent of the combined voting power of the Corporation’s then outstanding securities; or

(B) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(C) the liquidation or dissolution of the Corporation or the Company or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation or the Company to an entity which is not a direct or indirect subsidiary of the Corporation; or

(D) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E) any other event which is at any time designated as a “Change of Control” for purposes of this Agreement by resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change of Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Participant.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Company providing for any of the transactions or events constituting a Change of Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event be consummated, and (ii) the Participant’s employment has not terminated prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.2 “Corporation” means First Community Financial Corporation.

1.3 “Compensation Committee” means either the Compensation Committee designated from time to time by the Company’s Board of Directors or a majority of the Company’s Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

1.4 “Disability” means the Participant suffering a sickness, accident or injury, which, in the judgment of a physician satisfactory to the Company, prevents the Participant from performing substantially all of the Participant’s normal duties for the Company. As a condition to any benefits, the Company may require the Participant to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.5 “Insured” means the individual whose life is insured.

1.6 “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.7 “Normal Retirement Age” means the Participant attaining age 65.

1.8 “Normal Retirement Date” means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

1.9 “Other Group Term Coverage” means group term life insurance maintained on a Participant’s life by the Company that is in addition to the Policies covered under this Plan.

1.10 “Participant” means the employee who is designated by the Compensation Committee as eligible to participate in this Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which the Participant is the Insured.

1.11 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.

1.12 “Plan” means this instrument, including all amendments thereto.

1.13 “Termination for Cause” means that the Company has terminated the Participant’s employment for any of the following reasons:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Company.

1.14 “Two Times Base Annual Salary” means the annual base salary of the Participant at the earliest of: (1) the date of the Participant’s death, (2) the date of the Participant’s Disability, or (3) the Participant’s Normal Retirement Date, multiplied by a factor of two.

Article 2

Participation

2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement for each Policy. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive’s participation is limited only to Policies where he or she is the Insured.

2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if either of the following events occur: (i) if there is a Termination for Cause; or (ii) if the Participant’s employment with the Company is terminated prior to Normal Retirement Age for reasons other than Disability (except as set forth in 2.4(B)) or a leave of absence approved by the Company. In the event that the Company decides to maintain the Policy after the Participant’s Termination of Participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

2.4 Disability. (A) Except as otherwise provided in paragraph (B) of this section 2.4, if the Participant’s employment with the Company is terminated because of the Participant’s Disability, the Company shall maintain the Policy in full force and effect and, in no event, shall the Company amend, terminate or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Participant shall execute a new Split Dollar Policy Endorsement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

(B) Notwithstanding the provisions of paragraph (A) of this section 2.4, upon the disabled Participant’s gainful employment with an entity other than the Company, the Company shall have no further obligation to the disabled Participant, and the disabled Participant’s rights pursuant to the Plan shall cease. In the event the disabled Participant’s rights are terminated hereunder and the Company decides to maintain the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

2.5 Retirement. After the Participant’s Normal Retirement Date, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit under this Agreement provided the Company and the Participant execute a new Split Dollar Policy Endorsement(s). The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Policy Ownership/Interests

3.1 Participant’s Interest. With respect to each Policy, the Participant, or the Participant’s assignee, shall have the right to designate the beneficiary of an amount of death proceeds equal to the lesser of (i) Two Times Base Annual Salary of the Participant, or (ii) the dollar amount of the Participant’s Interest set forth in the Participant’s individual Split Dollar Endorsement. The death benefit paid to the designated beneficiary of the Participant or the Participant’s assignee under the Policy shall constitute the sole benefits provided under the Plan. The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

3.2 Company’s Interest. With respect to each Policy, the Company shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant’s Interest is determined according to Section 3.1. The Company shall own the Policy or Policies and shall have the right to exercise all incidents of ownership except that the Company shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy as described in Section 3.1. This provision shall not impair the right of the Company to terminate this Plan.

3.3 Option to Purchase. If the Company determines to terminate this Plan or terminate a Participant’s rights under the Plan for any reason other than a Termination for Cause or Disability as described in Section 2.4(B), or (subject to the Company’s obligation to maintain a Policy under Section 2.4(A), 2.5 or 8.2) otherwise determines to sell, surrender or transfer a policy, the Company shall first give the Insured or his/her transferee, the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Plan.

Article 4

Premiums

4.1 Premium Payment. The Company shall pay all premiums due on all Policies.

4.2 Imputed Income. The Company shall impute income to the Participant in an amount equal to the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 5

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 6

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims Procedure

7.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

7.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 8

Amendments and Termination

8.1 Amendment or Termination of Plan. Except as otherwise provided in sections 2.3, 2.4, 2.5 and 8.2: (i) the Company may amend or terminate the Plan at any time, and (ii) the Company may amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death by written notice to the Participant.

8.2 Amendment or Termination of Plan Upon Change of Control. Notwithstanding the provisions of section 8.1, in the event of a Change of Control, the Company, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change of Control occurs and shall not terminate or otherwise abrogate a Participant’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Participant shall execute a new Split Dollar Policy Endorsement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors. This section 8.2 shall apply to all Participants in the Plan on the date the Change of Control occurs, including but not limited to (i) a retired Participant who has an interest in a Policy pursuant to section 2.5; (ii) a disabled Participant who has an interest in the Policy pursuant to section 2.4; and (iii) a Participant whose employment is terminated as a result of a Change of Control.

8.3 A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Company.

Article 9

Miscellaneous

9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.5 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

9.6 Administration The Company shall have powers which are necessary to administer this Plan, including but not limited to:

(a) Interpreting the provisions of the Plan;

(b) Establishing and revising the method of accounting for the Plan;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

9.7 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Company executes this Amendment and Restatement of the Plan as of the date indicated above.

COMPANY:

THE FIRST NATIONAL BANK OF MIFFLINTOWN

By	/s/ Samuel F. Metz

Title	Chairman

By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and conditions of this Plan.

ATTEST:	CORPORATION:
FIRST COMMUNITY FINANCIAL CORPORATION

/s/ Renee D. Williamson	By:	/s/ Samuel F. Metz
(Assistant) Secretary
	Title:	Chairman